UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2012

Bulova Technologies Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-9358	83-0245581
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Id #)

2409 N Falkenburg Road Tampa, Florida 33619
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (727) 536-6666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  Entry into a Material Definitive Agreement.

Bulova Technologies Ordnance Systems LLC, a wholly owned subsidiary of Bulova Technologies Group, Inc. (the “Company”) entered into an Asset Purchase Agreement and a Commercial Real Estate Contract dated August 17, 2012 to dispose of substantially all of its assets with the following material items:

1.	A sales price of $11,200,000

2.	The payment of the sales price will consist of the assumption of certain liabilities, a cash payment of approximately $6,600,000, and a note receivable from the buyer of approximately $3,605,398.

3.
The note receivable will bear interest at the rate of 8% per annum with payments of approximately $34,455 monthly with the full unpaid balance due two years after the closing date, which is expected to be on, or about August 30, 2012, but not later than September 20, 2012.

4.	The note receivable will be secured by a first mortgage position on the real estate conveyed, and a first lien security interest on the personal property conveyed.

5.
The assets being sold consist of all those assets and properties which are used in or pertaining to the defense contracting business operations of this subsidiary, including the real estate related thereto at 125 SE Swisher Road, Mayo, Florida 32066, as well as certain government contracts.

6.	The buyer is an independent third party and has no prior relationship to the Company and / or its officers.

7.	The buyer has a two week due diligence period from the signing of these contracts to cancel at buyer’s discretion.

The transaction will be included in the Company’s preliminary 14C – Information Statement

The foregoing does not constitute a complete summary of the terms of the Asset Purchase Agreement or the Commercial Real Estate Contract, and reference is made to the complete text of these documents which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01  Financial Statements and Exhibits

(d) – Exhibits

10.1	Asset Purchase Agreement dated August 17, 2012 between Bulova Technologies Ordnance Systems LLC and L.C. Bowman, and/or Assigns

10.2	Commercial Real Estate Contract dated August 17, 2012 between Bulova Technologies Ordnance Systems LLC and LCB Properties, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bulova Technologies Group, Inc.

(Registrant)

Date: August 17, 2012	By:	/s/Stephen L Gurba
		Name:	Stephen L Gurba
		Title:	Chief Executive Officer and President